Exhibit 99.2

Gary Posternack Managing Director 745 Seventh Avenue New York, NY 10019 United States

February 1, 2010

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 13, 2009, to the Board of Directors of XTO Energy Inc. (the “Company”), as Annex B to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Exxon Mobil Corporation (“ExxonMobil”), as filed by ExxonMobil on February 1, 2010 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and ExxonMobil and (ii) the references to such opinion and our firm in the Registration Statement under the headings (a) “Summary—Opinion of XTO Energy’s Financial Advisor,” (b) “The Merger—Background of the Merger,” (c) “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors,” (d) “The Merger—Opinion of XTO Energy’s Financial Advisor” and (e) “Annexes—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Gary Posternack
Name:	Gary Posternack
Title:	Managing Director